Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Second Quarter 2017 Operating Results

SAN FRANCISCO, July 27, 2017 — The Federal Home Loan Bank of San Francisco today announced that its net income for the second quarter of 2017 was $80 million, compared with net income of $63 million for the second quarter of 2016.

The $17 million increase in net income primarily reflected a $27 million increase in net interest income related to higher average balances of interest-earning assets, combined with a higher net interest margin. The difference in net income also reflected a $7 million decrease in other income/loss primarily associated with the Bank's derivative and hedging activities.

During the first six months of 2017, total assets increased $10.0 billion, to $101.9 billion at June 30, 2017, from $91.9 billion at December 31, 2016, primarily reflecting an increase in period end advance balances, which increased to $55.2 billion at June 30, 2017, from $49.8 billion at December 31, 2016. In addition, investments increased $4.0 billion, to $45.0 billion at June 30, 2017, from $41.0 billion at December 31, 2016, primarily reflecting an increase in Federal funds sold.

Accumulated other comprehensive income increased by $116 million during the first six months of 2017, to $227 million at June 30, 2017, from $111 million at December 31, 2016, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of June 30, 2017, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.2%, exceeding the 4.0% requirement. The Bank had $6.3 billion in permanent capital, exceeding its risk-based capital requirement of $2.1 billion. Total retained earnings as of June 30, 2017, were $3.2 billion.

Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the second quarter of 2017 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $50 million, including $7 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the third quarter of 2017. The Bank expects to pay the dividend on August 14, 2017.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	June 30, 2017	Dec. 31, 2016
Total Assets	$101,923	$91,941
Advances	55,179	49,845
Mortgage Loans Held for Portfolio, Net	1,383	826
Investments[1]	45,035	40,986
Consolidated Obligations:
Bonds	60,966	50,224
Discount Notes	33,335	33,506
Mandatorily Redeemable Capital Stock	404	457
Capital Stock - Class B - Putable	2,687	2,370
Unrestricted Retained Earnings	872	888
Restricted Retained Earnings	2,317	2,168
Accumulated Other Comprehensive Income/(Loss)	227	111
Total Capital	6,103	5,537

Selected Other Data at Period End	June 30, 2017	Dec. 31, 2016
Regulatory Capital Ratio[2]	6.16%	6.40%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net Interest Income	$144	$117	$278	$240
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	—	—	—
Other Income/(Loss)	(16)	(9)	96	162
Other Expense	39	37	119	73
Affordable Housing Program Assessment	9	8	27	35
Net Income	$80	$63	$228	$294

Selected Other Data for the Period
Net Interest Margin[3]	0.59%	0.51%	0.58%	0.55%
Operating Expenses as a Percent of Average Assets	0.15	0.15	0.14	0.16
Return on Average Assets	0.33	0.28	0.48	0.67
Return on Average Equity	5.56	4.98	8.03	11.90
Annualized Dividend Rate[4]	7.00	8.90	8.04	8.46
Average Equity to Average Assets Ratio	5.87	5.53	5.92	5.59

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2017, was $6.3 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com